                                                                    EXHIBIT 99.1


BB&T TO ACQUIRE AREA BANCSHARES CORPORATION OF OWENSBORO, KY.

November 8, 2001

WINSTON-SALEM, N.C., Nov. 8 -- BB&T Corporation (NYSE: BBT) today said it plans to buy AREA Bancshares Corporation (Nasdaq: AREA) of Owensboro, Ky., in a $450.6 million stock swap. Area Bancshares is the largest independent bank holding company in Kentucky.

         AREA Bancshares, with $2.95 billion in assets, operates 72 banking offices in 39 communities in Kentucky through its banking subsidiary AREA Bank. It also operates a trust company and retail brokerage.

         The announcement comes on the same day BB&T said it would buy Louisville, Ky.-based MidAmerica Bancorp, with $1.8 billion in assets. MidAmerica operates 30 banking offices in the Louisville metropolitan statistical area through the Bank of Louisville, its primary subsidiary. Together, the mergers would increase BB&T's Kentucky assets to more than $5 billion and move BB&T from 29th to fourth place in market share in the state. BB&T wants to be among the top five in every market it serves.

         The transaction, approved by the directors of both companies, is valued at $18.71 per AREA Bancshares share based on BB&T's closing price Wednesday of $34.01. The exchange ratio will be fixed at .55 of a share of BB&T stock for each AREA Bancshares share.

         Kentucky ranked first nationally in annualized 10-year percentage change in median household income and ninth nationally in percentage increase of estimated average yearly wage. It ranked second in the nation in new jobs created and 10th in capital investments per one million residents from 1998-2000, and is the third largest auto manufacturing state.

         "AREA Bancshares Corporation is a high-quality community bank dedicated to the highest standard of client service," said BB&T Chairman and Chief Executive Officer John Allison. "This acquisition provides BB&T with a solid statewide presence in economically attractive Kentucky markets."

         BB&T will create a total of three new community banking regions: two regions will be formed from AREA Bancshares operations, and one additional region will be formed from MidAmerica's branch operations in Louisville. BB&T divides its banking network into autonomous regions -- each with its own president -- which operate like community banks. Nearly all lending decisions are made locally.

                                     (MORE)

         "We are very pleased to be joining not only one of the elite banking institutions in the entire country, but also one that shares our corporate values and culture," said Tom Brumley, president of AREA Bancshares. "At AREA Bancshares, we have a passion for outstanding service to our customers. It's great to be teaming up with a bank that shares that same commitment and also believes strongly that local bankers know how to best serve their customers."

         Customers in and around the 39 Kentucky communities served by AREA Bancshares will be able to take advantage of BB&T's broad product and services line. It includes: insurance, mutual funds, trust, online banking, annuities, investment banking, retail brokerage, treasury services, international banking and leasing.

         AREA Bancshares currently has about 300,000 customer relationships, serving 140,000 households and 21,000 businesses of all sizes.

         The chairman of AREA Bancshares, C.M. Gatton, will join the board of directors of Branch Banking and Trust Company. The AREA Bancshares Corporation Board of Directors will join a new BB&T advisory board for Kentucky.

         The merger, which is subject to the approval of AREA Bancshares shareholders and banking regulators, is expected to be completed in the second quarter of 2002.

         Winston-Salem-based BB&T Corporation, with $70.3 billion in assets, operates more than 1,000 banking offices in the Carolinas, Georgia, Virginia, Maryland, West Virginia, Tennessee, Kentucky, Alabama and Washington, D.C.

         BB&T Corporation is the fourth largest financial holding company in the Southeast and 16th largest in the nation. More information is available at www.BBandT.com.

         This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections.

         Please refer to BB&T's filings with the Securities and Exchange Commission for a summary of important factors that could affect BB&T's forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this press release.

                                     (MORE)

         BB&T's news releases are available at no charge through PR Newswire's Company News On-Call facsimile service. For a menu of BB&T's news releases or to retrieve a specific release call 1-800-758-5804, extension 809325.

         The foregoing may be deemed to be offering materials of BB&T Corporation in connection with BB&T's proposed acquisition of AREA Bancshares Corporation, on the terms and subject to the conditions in the Agreement and Plan of Reorganization, dated Nov. 7, 2001, between BB&T and AREA Bancshares Corp. This disclosure is being made in connection with Regulation of Takeovers and Security Holder Communications (Release Nos. 33-7760 and 34-42055) adopted by the Securities and Exchange Commission ("SEC").

         Shareholders of AREA Bancshares and other investors are urged to read the proxy statement/prospectus that will be included in the registration statement on Form S-4, which BB&T will file with the SEC in connection with the proposed merger because it will contain important information about BB&T, AREA Bancshares, the merger, the persons soliciting proxies in the merger and their interests in the merger and related matters.

         After it is filed with the SEC, the proxy statement/prospectus will be available for free, both on the SEC web site (http://www.sec.gov) and from BB&T and AREA Bancshares as follows:

         Alan W. Greer, Shareholder Reporting, BB&T Corporation, P.O. Box 1290, Winston-Salem, NC, 27102. Telephone: (336) 733-3021. John A. Ray, Chief Operating Officer, AREA Bancshares Corporation, P.O. Box 10001, Owensboro, KY, 42302-9001. Telephone: (270) 688-7753.

         In addition to the proposed registration statement and proxy statement/prospectus, BB&T and AREA Bancshares file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by either company at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C., 20549 or at the SEC's other public reference rooms in New York and Chicago.

         Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. BB&T and AREA Bancshares filings with the SEC are also available to the public from commercial document-retrieval services and on the SEC's web site at http://www.sec.gov .



                                      (END)


                                        3